May __, 2000

Board of Trustees
The Arbitrage Funds
61 West Ninth Street
New York, NY 10011

         Re:      SUBSCRIPTION FOR SHARES OF THE ARBITRAGE FUND (THE "FUND")

Dear Trustees:

    The Water Island Capital, LLC offers to purchase from The Arbitrage Funds, 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by the Fund.

    These shares are not being purchased with any present intent of distributing or reselling the same to the public, and will be held for investment by Water Island Capital, LLC.

                                                      Sincerely,
                                                      Water Island Capital, LLC

                                                      By:______________________

                                                      Name: JOHN S. ORRICO

                                                      Title: PRESIDENT

ACCEPTED AND AGREED to this ____ day of May __, 2000.

THE ARBITRAGE FUNDS

By:_________________________________

Name:_______________________________

Title:TRUSTEE